   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1997



                                                      REGISTRATION NO. 333-09805

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                              ARCADIAN CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      76-0275035
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)


                                                              PETER H. KESSER
                                                 VICE PRESIDENT -- LAW, GENERAL COUNSEL AND
     3175 LENOX PARK BOULEVARD, SUITE 400                        SECRETARY
        MEMPHIS, TENNESSEE 38115-4256               3175 LENOX PARK BOULEVARD, SUITE 400
                (901) 758-5200                         MEMPHIS, TENNESSEE 38115-4256
 (Address, including zip code, and telephone                   (901) 758-5200
               number, including                  (Name, address, including zip code, and
area code, of registrant's principal executive               telephone number,
                    offices)                     including area code, of agent for service)


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC. As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS

                                 258,538 SHARES

                              ARCADIAN CORPORATION
                                  COMMON STOCK


    This Prospectus relates to the offer and sale by Arcadian Corporation, a Delaware corporation (the "Company"), of up to 258,538 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of the 31,300 outstanding Warrants to Purchase Common Stock, Series B (the "Warrants") at February 10, 1997. The Warrants were issued pursuant to the terms of a Warrant Agreement dated as of December 22, 1989, as supplemented, between the Company and the original Warrant Agent (the "Warrant Agreement"). Each Warrant, upon becoming exercisable, entitles the holder thereof to purchase
8.26 shares of Common Stock at a price of $3.27 per share.



    As a result of the occurrence of a Triggering Event (as defined in the Warrant Agreement), the Warrants may be exercised during the period of the offering being made by this Prospectus (the "Offering"). The Warrants may be exercised upon surrender of the certificate(s) evidencing the Warrants at the offices of Society National Bank (the "Warrant Agent") with the exercise form on the reverse side of the Warrant certificate completed and duly executed as indicated thereon, accompanied by full payment of the exercise price of $3.27 per share. Subject to earlier termination under certain circumstances, the Offering and the right to exercise the Warrants will terminate upon the earlier to occur of (i) the consummation of the Merger (as defined) which is expected to occur on March 6, 1997, and (ii) 5:00 p.m. (Eastern Standard Time) on the date 180 days after the date of this Prospectus. Warrants not exercised prior to the termination of this Offering may not thereafter be exercised unless they become exercisable in connection with a subsequent Triggering Event, except as otherwise provided in the Warrant Agreement, and in any case will not be exercisable for shares of Common Stock. See "The Offering."



    On September 2, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Potash Corporation of Saskatchewan Inc., a Saskatchewan corporation ("PCS"), and PCS Nitrogen, Inc., a wholly owned subsidiary of PCS ("Merger Sub"), pursuant to which, subject to the satisfaction or waiver of certain conditions, PCS will acquire the Company through the merger of the Company with and into Merger Sub (the "Merger"). In the Merger, subject to adjustment and to certain exceptions, each outstanding share of Common Stock, including the shares of Common Stock offered hereby, will be converted into the right to receive $12.25 in cash and a fraction of a common share of PCS expected to have a market value of between $12.75 and $14.75 (collectively the "Merger Consideration"). Consequently, the Merger Consideration payable with respect to each outstanding share of Common Stock is expected to have a market value of between $25 and $27. The obligations of the Company and PCS to consummate the Merger are subject to various conditions, including the condition that the holders of a majority of the outstanding shares of Common Stock and the Company's Mandatorily Convertible Preferred Stock, Series A (the "Preferred Stock"), voting together as a single class, vote to approve the Merger Agreement. The Company plans to hold a special meeting of its stockholders on March 4, 1997, at which the stockholders will consider and vote upon the Merger Agreement. If the necessary stockholder vote is obtained and all other conditions to the Merger are satisfied or waived, the Company expects that the Merger will be consummated on March 6, 1997. Prospective purchasers of the Common Stock offered hereby should review carefully the Proxy Statement/Prospectus dated January 28, 1997, relating to the proposed Merger, which is incorporated herein by reference and is available from the Company upon request. See "The Merger."


    This Prospectus may also be utilized by purchasers of the Shares ("Selling Stockholders") to effect the resale thereof. See "Plan of Distribution." The Company will not receive any proceeds from the resale of the Shares acquired by Selling Stockholders pursuant to the exercise of the Warrants. See "Plan of Distribution."


    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "ACA." The last reported sale price of the Common Stock on the NYSE on February 10, 1997, was $25.125 per share.



    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                  UNDERWRITING
                                                                PRICE TO            DISCOUNTS          PROCEEDS TO
                                                                PUBLIC(1)      AND COMMISSIONS(2)    THE COMPANY(3)

--------------------------------------------------------------------------------


Per Share.................................................        $3.27                --                 $3.27
----------------------------------------------------------------------------------------------------------------------
Total.....................................................      $845,420               --               $845,420
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


---------------

(1) Represents the Warrant exercise price per share of Common Stock.

(2) All brokerage commissions and fees payable with respect to any resales of the Shares will be borne by the Selling Stockholders.

(3) Assuming all Shares offered hereby are sold and before deduction of expenses of the Offering, all of which are payable by the Company, estimated at $20,000.
                             ---------------------


    The principal executive offices of the Company are located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee 38115-4256, and the Company's telephone number is (901) 758-5200.

                             ---------------------


               The date of this Prospectus is February 12, 1997.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a site on the World Wide Web that contains documents filed electronically with the Commission. The address of the Commission's web site is http://www.sec.gov, and the materials filed electronically by the Company may be inspected at such site. In addition, the materials filed by the Company with the NYSE may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.



     The Company has filed a Registration Statement on Form S-3 ("Registration Statement") with the Commission under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus, or in any document incorporated by reference herein, as to the contents of any document are summaries of such documents and are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being hereby qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, is on file at the offices of the Commission and may be inspected and copied as described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company (File No. 1-13774) incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:



     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended;



     2. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, as amended;



     3. the Company's Current Reports on Form 8-K for the events dated January 16, 1996, February 27, 1996, August 5, 1996, and September 2, 1996;



     4. the Company's Proxy Statement/Prospectus dated January 28, 1997, relating to the proposed Merger; and



     5. the description of the Common Stock incorporated by reference in the Company's Registration Statement on Form 8-A, as amended, including any subsequent amendment or report filed for the purpose of updating such description.



     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents.



     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.



     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to Peter H. Kesser, Vice President -- Law and General Counsel, 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee 38115-4256, telephone: (901) 758-5200.

                                   THE MERGER



     On September 2, 1996 the Company entered into the Merger Agreement with PCS, pursuant to which, subject to the satisfaction or waiver of certain conditions, PCS will acquire the Company through the Merger. In the Merger, subject to adjustment and to certain exceptions, each outstanding share of Common Stock, including the shares of Common Stock offered hereby, will be converted into the right to receive $12.25 in cash and a fraction of a common share of PCS expected to have a market value of between $12.75 and $14.75 (collectively the "Merger Consideration"). Consequently, the Merger Consideration payable with respect to each outstanding share of Common Stock is expected to have a market value of between $25 and $27.



     The obligations of the Company and PCS to consummate the Merger are subject to various conditions, including the condition that the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, vote to approve the Merger Agreement. The Company plans to hold a special meeting of its stockholders on March 4, 1997, at which the stockholders will consider and vote upon the Merger Agreement. If the necessary stockholder vote is obtained and all other conditions to the Merger are satisfied or waived, the Company expects that the Merger will be consummated on March 6, 1997.



     Prospective purchasers of the Common Stock offered hereby should review carefully the Proxy Statement/Prospectus dated January 28, 1997, relating to the proposed Merger (the "Proxy Statement"), which is incorporated herein by reference and is available from the Company upon request.


                                  RISK FACTORS

     In addition to the other information contained elsewhere or incorporated by reference in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Common Stock.


PROPOSED MERGER



     Prospective investors should carefully consider the information contained herein under "The Merger" as well as the information regarding the proposed Merger and PCS contained or incorporated by reference in the Proxy Statement.



MARKETS FOR AGRICULTURAL PRODUCTS ARE SEASONAL AND VOLATILE



     Agricultural demand for the Company's fertilizer products, which accounted for approximately 60% of its 1996 revenues, is primarily dependent on U.S. agricultural conditions, which can be volatile as a result of a number of factors. The most important factors affecting U.S. agricultural conditions are weather patterns and conditions (particularly during periods of high fertilizer application), current and projected grain stocks and prices, and the U.S. government's agricultural policy. Grain stocks are directly influenced by highly unpredictable weather conditions and worldwide consumption. Weather patterns and conditions in fertilizer-consuming regions during key periods also may directly affect the demand for fertilizer. The application rate also influences the demand for fertilizer. In addition to U.S. demand factors, fertilizer prices are affected by world supply and demand factors. Because of its dependence on the U.S. agricultural markets, the Company's fertilizer business is seasonal and typically realizes higher prices, volumes and revenues during the spring and fall planting seasons. Among the governmental policies that influence the markets for fertilizer are those directly or indirectly influencing the number of acres planted, the level of grain stocks, the mix of the crops planted, and crop prices. Prior to the enactment of the Farm Bill in April 1996, the U.S. government influenced the number of acres planted by removing acres from cultivation through subsidies to farmers based upon current grain stocks and expected yields. The Farm Bill ends government-guaranteed prices for corn, other feed grains, cotton, rice and wheat. Farmers are to receive guaranteed payments declining over seven years and an immediate end to planting controls. The Company believes that the Farm Bill will lead to an increase in agricultural demand for the Company's fertilizer products and, therefore, will have a beneficial impact on its operations.

HIGHLY COMPETITIVE BUSINESS

     Nitrogen fertilizer is a global commodity and customers, including end users, dealers and other fertilizer producers, base their purchasing decisions principally on the price and deliverability of the product. A number of U.S. producers compete with the Company in domestic and export markets, and producers in other countries, including state-owned and government-subsidized entities, compete in the U.S. and in foreign markets to which the Company exports. Some of the Company's principal competitors may have greater total resources and may be less dependent on earnings from nitrogen fertilizer sales than is the Company. Some foreign competitors may have access to lower cost or government-subsidized natural gas supplies and transportation services. Certain of the Company's competitors have announced plans to increase their production of ammonia, and the Company and certain of its competitors have been increasing their capacity to upgrade existing nitrogen production to higher value-added nitrogen solutions. Increases in the production of ammonia, nitrogen solutions and other nitrogen products, to the extent that they are not met with increased demand for such products, could have a material adverse effect on the Company's profitability and cash flow.

PRICE AND AVAILABILITY OF NATURAL GAS


     Natural gas is the primary raw material used in the production of nitrogen fertilizers and chemicals, representing approximately 40% of the Company's total domestic production cost. Accordingly, the Company's profitability is affected by the price and availability of natural gas, although the Trinidad plant's gas supply contract, which accounts for approximately 35% of the Company's natural gas requirements, is tied to market prices of ammonia. The Geismar, Lima, Memphis and LaPlatte plants are served by two natural gas transmission pipelines, which provide the Company with the benefits from increased competition for the transportation of natural gas. The Company's other plants are served by single, open-access natural gas pipeline transportation systems. A significant increase in the price of natural gas that could not be recovered through an increase in nitrogen product prices, or an extended interruption in the supply of natural gas to any of the Company's plants, could have a material adverse effect on the Company's profitability and cash flow.


ENVIRONMENTAL COSTS AND LIABILITIES

     The production, distribution and storage of nitrogen and phosphate fertilizers and chemicals may result in environmental damage. In addition, the production of fertilizers and chemicals involves the use, handling and processing of materials that may be considered hazardous within the meaning of applicable environmental, health and safety laws. The Company believes that the procedures currently in effect at all of its facilities for the production, handling and transportation of all materials are consistent with industry standards and are in general compliance with applicable environmental, health and safety laws, the violation of which could have a material adverse effect upon the Company. The Company's operations are subject to extensive and evolving federal, state and local and certain foreign laws and regulatory requirements relating to environmental affairs, health and safety, waste management and chemical products. Permits are required for the operation of the Company's plants and related facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Third parties also may have the right to pursue legal actions to enforce compliance. Future developments, such as stricter laws, regulations or enforcement policies thereunder, could significantly increase the cost to the Company with respect to the handling, manufacture, use, emission or disposal of substances or wastes by the Company. Moreover, some risk of environmental costs and liabilities is inherent in the Company's operations and products, as it is with other companies engaged in similar businesses, and there can be no assurance that material costs and liabilities will not be incurred by the Company. In addition, the application rates of nitrogen fertilizers by farmers may decline if environmental concerns result in governmental policies restricting the use of nitrogen fertilizer.

DAMAGE TO THE PLANTS; NATURAL HAZARDS

     The operations of the Company may be subject to significant interruption, and the Company may be subject to significant liability, if one or more of its plants or related facilities were to experience a major industrial accident or were damaged by severe weather or other natural disaster.


FOREIGN REGULATION


     The operations of the Trinidad plant are governed by the laws and regulations of the Republic of Trinidad and Tobago. Such laws and regulations may be subject to changes or varying interpretations, and new laws and regulations may be adopted from time to time. Although management believes that the Company is currently in compliance with all material aspects of such laws and regulations, the violation of which could have a material adverse effect upon the Company, and possesses all necessary government approvals, licenses and permits, there can be no assurance that any subsequent official interpretation of such laws or regulations or any such change or adoption, especially with respect to taxation, currency controls or environmental regulations, would not have a material adverse effect on the Company.

     In addition, the government of Trinidad and Tobago has historically exercised significant influence over many aspects of its economy, including the regulation of foreign investment. Consequently, social instability and other political, economic or diplomatic developments in Trinidad and Tobago may affect the value of the Company's investment in its Trinidad operations or its ability to access the cash flow from such operations. There can be no assurance that Trinidad and Tobago will continue to enjoy social, political and economic stability. The Company has obtained political risk insurance to provide partial protection against loss as a consequence of confiscation, riots, strikes, civil commotions or malicious damage, but the occurrence of any such events could have a material adverse effect on the Company.

EXCHANGE RATE FLUCTUATIONS


     The Company's business has benefitted over the last several years from the relative weakness of the U.S. dollar, which contributed to a decrease in the domestic demand for imported fertilizers and an increase in the demand for U.S. fertilizer and agricultural products exports. A relatively stronger U.S. dollar would have the opposite effect. In 1996, a small percentage of the Company's Trinidad operations' net sales and operating costs was denominated in currencies other than the U.S. dollar, principally in Trinidad dollars. Consequently, a minor portion of the Company's consolidated net sales and operating costs is subject to exchange rate fluctuations.



LONG-TERM INDEBTEDNESS AND PREFERRED STOCK DIVIDEND



     The Company is subject to substantial indebtedness, and substantially all of its assets are pledged to various lenders. At December 31, 1996, the Company's long-term indebtedness was $510 million. In addition, at December 31, 1996, the Company had a total of approximately 5.5 million shares of Preferred Stock outstanding with an aggregate liquidation preference of approximately $85 million (plus the amount of any accrued but unpaid dividends thereon) and an annual dividend requirement of approximately $8 million. The Preferred Stock dividend must be paid or set aside for payment before any dividends may be paid on the Common Stock. This indebtedness and the Preferred Stock dividend obligations may adversely affect the Company's ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes. In addition, a substantial portion of the Company's cash flow from operations will be required to pay interest expense, principal repayment obligations, and dividends on the Preferred Stock. Furthermore, the Company may be more highly leveraged than certain companies with which it competes, which may place it at a competitive disadvantage, and the Company's high degree of leverage may make it vulnerable in the event of a downturn in its businesses.


DIVIDEND RESTRICTIONS


     The Certificate of Designation creating the Preferred Stock prohibits the declaration and payment of dividends on the Common Stock unless full cumulative dividends on the Preferred Stock have been or contemporaneously are declared and paid or set aside for payment. The Preferred Stock also ranks senior to the Common Stock upon any dissolution or winding up of the Company. The payment of dividends also will be subject to the discretion of the Board of Directors and to the availability of funds legally available therefor. Certain of the Company's debt instruments further limit its ability to pay dividends.


HOLDING COMPANY STRUCTURE

     The Company conducts substantially all of its operations through subsidiaries and is dependent on the cash flow of such subsidiaries to meet obligations and pay dividends. Certain agreements governing indebtedness of the Company's subsidiaries and applicable state laws may restrict the payment of distributions and the making of loans by such subsidiaries to the Company. In addition, the laws of Trinidad and Tobago require the payment of taxes (or withholding therefor) on distributions of cash from the Company's Trinidad operations to the U.S. parent.

POTENTIAL MANDATORY OFFER TO PURCHASE SENIOR NOTES


     The indenture governing the $340 million aggregate principal amount of 10 3/4% Series B Senior Notes due 2005 ("Senior Notes") issued by Arcadian Partners, L.P. ("Partnership") contains provisions permitting the holders thereof to require the Partnership to offer to purchase such Senior Notes at 101% of the principal amount thereof, plus accrued but unpaid interest, if any, to the date of purchase, upon the occurrence of a "Change of Control," being, among other things, the acquisition by any "person" (as used in Sections 13(d) and 14(d) of the Exchange Act), other than record or beneficial stockholders of the Company as of the date of the original issuance of the Senior Notes, directly or indirectly, of more than 30% of the total voting power of all classes of capital stock then outstanding of the Company normally entitled to vote in elections of directors. A Change of Control under such Indenture also would constitute a Change of Control under the Company's revolving credit facility, which has a current maximum aggregate borrowing limit of $100 million ("Revolving Credit Facility"). If a Change of Control were to occur, as would happen in the event that the proposed Merger is consummated, the Company could be required to repay all outstanding indebtedness under the Revolving Credit Facility, and the Partnership could be required to purchase all or a portion of the Senior Notes as described above. There can be no assurance that the Company or the Partnership would be able to do so.



     See "The Merger -- Financing" in the Proxy Statement for a discussion of the tender offer by Merger Sub to purchase for cash all outstanding Senior Notes and the related consent solicitation to delete certain covenants in the Senior Notes indenture.


POSSIBLE CRIMINAL MISUSE OF AMMONIUM NITRATE

     Low density ammonium nitrate, one of the Company's products, is sold to producers and users of explosives in the mining, quarrying and construction industries. Based on current publicly reported information, ammonium nitrate may have been one of the principal components of the explosive used in the bombing of the A.P. Murrah Building in Oklahoma City, Oklahoma, on April 19, 1995; however, there has been no public announcement by governmental authorities concerning the components of such explosive. Partly as a result of this incident, on April 24, 1996, the federal Antiterrorism and Effective Death Penalty Act of 1996 ("Act") was enacted into law. Among other things, the Act requires federal regulatory authorities to study and report to Congress on ways to prevent or reduce the likelihood of similar incidents in the future. Recommendations or future requirements resulting from Congressional or regulatory action based on this study could result in producers of ammonium nitrate, including the Company, modifying certain of their production techniques and/or taking other actions to comply. Although the ultimate effect of such actions cannot be known at this time, based on currently available information, management does not expect that such actions will have a material adverse effect on the Company.

     In addition, two product liability suits have been filed in connection with the Oklahoma City bombing seeking recovery for personal injuries and related damages. A manufacturer and distributor of ammonium nitrate-based explosives and certain of its corporate affiliates were named as defendants in these suits, although the complaints include broad allegations directed generally at producers and distributors of ammonium nitrate products. Neither the Company nor, to its knowledge, any other producer or supplier of ammonium nitrate has been named as a defendant in either suit. In one case, Gaines-Tabb, et al. v. ICI Explosives USA, Inc., et al., W.D. Okla. No. Civ 95- 719-R, the court granted the defendants' motions to dismiss the suit for failure to state a claim upon which relief could be granted, and the plaintiffs appealed the dismissal to the U.S. Court of Appeals for the Tenth Circuit. In the other case, Harding, et al. v. ICI Explosives USA, Inc., et al., N.D. Texas, No. 95-04750, the plaintiffs filed a notice of voluntary nonsuit, and the case was dismissed without prejudice to refiling at a later date. Based on the information currently available, the Company does not believe that it will be subject to material liability, if any, arising from the bombing of the A.P. Murrah Building.


PORT AUTHORITY OF NEW YORK AND NEW JERSEY


     On March 13, 1996, the Company, two other nitrogen producers, and up to 30 unidentified parties were named as defendants in a lawsuit filed in the name of the Port Authority of New York and New Jersey (the "Port Authority") in New Jersey state court. The lawsuit was actually filed by attorneys hired by the Port Authority's subrogated insurance carriers. The Port Authority's insurers are seeking to recover damages allegedly incurred as a result of the explosion at the World Trade Center in New York City on February 26, 1993. The Port Authority's insurers allege in their complaint that the two other named defendants and one or more unidentified parties (as manufacturers of ammonium nitrate), the Company and one or more unidentified parties (as producers of urea), and one or more unidentified makers of nitric acid are liable under various tort theories for unspecified property damages, business interruption losses, lost rent and other damages allegedly incurred by the Port Authority as a result of the World Trade Center explosion. The Company and the other defendants have removed the case to federal court in New Jersey. On February 7, 1997, the defendants filed a motion to dismiss the suit for failure to state a claim upon which relief could be granted. Although neither the Port Authority nor its subrogated insurers have alleged or otherwise revealed the amount of damages sought from the Company in the lawsuit, the Port Authority stated in an affidavit submitted to the court in support of its motion to disqualify its insurers' counsel that as of April 9, 1996, the Port Authority had submitted to its insurers claims relating to the explosion totaling approximately $340 million, of which the insurers had paid approximately $160 million. The Company is unaware of any basis for liability and intends to vigorously defend the lawsuit.


                                  THE OFFERING

GENERAL


     In August 1995, the Company consummated a public offering of Common Stock (the "IPO") that constituted a "Triggering Event" for purposes of the Warrant Agreement. As a result, the Company was required, within one year after the consummation of the IPO, to file the Registration Statement of which this Prospectus is a part and to use its best efforts to have such Registration Statement declared effective and remain effective for a continuous period of 180 days after the effective date; however, as a result of the Merger, this Offering will terminate upon the consummation of the Merger which is expected to occur on March 6, 1997. The Warrants are exercisable during the period of this Offering, which is intended to comply with the terms of the Warrant Agreement.



EFFECT OF MERGER ON OFFERING



     The occurrence of the proposed Merger, which is expected to be consummated on March 6, 1997, will substantially reduce the period during which this Offering is in effect. Upon the effective date of the Merger, this Offering will terminate, and the Warrants no longer will be exercisable for the purchase of shares of Common Stock. Thereafter, if any outstanding Warrants remain unexercised, then in accordance with the provisions of the Warrant Agreement, PCS will be obligated to assume the obligations of the Company under the Warrant Agreement, and the remaining Warrants, upon becoming exercisable, will entitle the holders thereof to receive only the Merger Consideration consisting of cash and PCS common shares that would have been issuable upon consummation of the Merger to a holder of the number of shares of Common Stock that would have been issued upon exercise of such Warrants if they had been exercised immediately prior to the effective date of the Merger. It is expected that following the Merger, PCS will register an offering of its common shares underlying the remaining Warrants for the benefit of the holders thereof.



     Pursuant to the Merger Agreement, and subject to adjustment and to certain exceptions, each outstanding share of Common Stock, including the shares of Common Stock offered hereby, will be converted in the Merger into the right to receive the Merger Consideration consisting of $12.25 in cash and a fraction of a common share of PCS expected to have a market value of between $12.75 and $14.75. As a result, it is anticipated that any holder of Warrants who exercises his or her Warrants and purchases shares of Common Stock in this Offering will hold such shares of Common Stock for only a limited period prior to the effective date of the Merger, at which time all outstanding shares of Common Stock (other than dissenting shares) will be converted into the right to receive the Merger Consideration as described above.



     See "The Merger" and "Risk Factors -- Proposed Merger" in this Prospectus as well as the Proxy Statement for more information regarding the proposed Merger.


TERMS OF EXERCISE

     During the period of this Offering, a holder of any Warrant certificate may exercise all or any whole number of the Warrants evidenced thereby. In order to exercise all or any whole number of the Warrants represented by a Warrant certificate, the holder thereof must surrender the Warrant certificate to the Warrant Agent at the address set forth below with the form of exercise on the reverse of the Warrant certificate duly executed, together with payment in full of the Warrant Price for each Warrant being submitted for exercise. Payment in full of the Warrant Price for each Warrant requires the payment of the Warrant Price of $3.27 per share of Common Stock multiplied by the number of shares of Common Stock represented by the Warrant. Payment of the Warrant Price must be
(i) in cash, (ii) by certified or official bank or bank cashier's check payable to the order of the Company, (iii) by bank wire transfer to the appropriate account of the Company at the Warrant Agent as described below, or (iv) by any combination of the foregoing. Delivery of the Warrant certificates and tender of the Warrant Price shall be made at the risk of the holder to the Warrant Agent as follows:


               BY MAIL:                                      BY HAND:
               --------                                      --------
KeyCorp Shareholder Services, Inc.            KeyCorp Shareholder Services, Inc.
P. O. Box 6477                                700 Louisiana Street, Suite 2620
Cleveland, Ohio 44101-1477                    Houston, Texas 77002-2729
Mail Stop OH-01-49-0120                       Attention: Reorganization Department
Attention: Reorganization Department



        BY OVERNIGHT COURIER:                           BY WIRE TRANSFER:
        ---------------------                           -----------------
KeyCorp Shareholder Services, Inc.            KeyBank National Association
4900 Tiedeman Road                            c/o KeyCorp Shareholder Services, Inc.
Brooklyn, Ohio 44144-2302                     4900 Tiedeman Road
Attention: Reorganization Department          Brooklyn, Ohio 44144-2302
                                              ABA 041-001-039
                                              Attention: Rich Holzhelmer
                                              Reorganization Department, 1st Floor
                                              Mail Stop OH-01-49-0120
                                              TAAS # 095307500



     If less than all of the Warrants represented by a Warrant certificate are surrendered, (i) such Warrant certificate must be surrendered and a new Warrant certificate of the same tenor and for the number of Warrants which were not surrendered will be executed by the Company; and (ii) the Warrant Agent will countersign the new Warrant certificate, will register the new Warrant certificates in such name or names as may be directed in writing by the holder (subject to certain restrictions on transfer), and will deliver the new Warrant certificate to the person entitled to receive the same.


     Upon exercise of a Warrant and surrender of a Warrant certificate in conformity with the foregoing provisions, the Company will issue to or upon the written order of the holder of such Warrant certificate a stock certificate or certificates evidencing ownership of that number of shares of Common Stock to which such Warrant holder is entitled. Cash will be paid in lieu of any fractional share of Common Stock, as provided in the Warrant Agreement. If more than one Warrant certificate is surrendered for exercise of the Warrants represented thereby at one time by the same holder, the number of full shares of Common Stock to which the holder is entitled upon exercise will be computed on the basis of the aggregate number of Warrants surrendered for exercise.

     A Warrant will be deemed to have been exercised immediately prior to the close of business on the date of the surrender for such exercise of the Warrant certificate representing such Warrant and payment of the Warrant Price, and the person entitled to receive any shares of Common Stock deliverable upon such exercise will be deemed to be the holder of such shares of Common Stock of record as of the close of business on such date.

     The initial issuance of certificates representing shares of Common Stock issuable upon the exercise of any Warrant will be made without charge to the exercising holder for any tax in respect of the issuance of such stock certificates. The Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any such stock certificate in a name other than that of the holder of the Warrant certificate evidencing the Warrant being exercised, and the Company will not be required to issue or deliver such certificates unless the person requesting the issuance thereof has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

                                USE OF PROCEEDS


     There is no assurance that all or any of the Warrants will be exercised. Assuming that all of the shares of Common Stock offered hereby are sold, the net proceeds to the Company, less estimated expenses payable by the Company of approximately $20,000, would be approximately $825,000. The Company will use the net proceeds from this Offering, if any, for general corporate purposes.


                              PLAN OF DISTRIBUTION


     The sale of the Common Stock offered hereby will be made by the Company pursuant to the exercise of outstanding Warrants by the holders thereof. The Company will not engage any brokers, dealers or other persons to solicit the exercise of the outstanding Warrants by the holders thereof. No officer or employee of the Company will receive any commission or other compensation of any kind for the offer and sale of the shares of Common Stock. In the Warrant Agreement, the Company agreed to use its best efforts to register with the Commission under the Securities Act the offering of the shares of Common Stock issuable upon exercise of the Warrants upon the occurrence of certain events and to maintain the effectiveness of such registration for a period of at least 180 days. This Prospectus also relates to the reoffer and resale of the shares of Common Stock by any holder of the Warrants who exercised such Warrants to purchase the Common Stock. Any such reoffers or resales are to be made by such Selling Stockholders, who may engage brokers or dealers to effect any sales of the Common Stock. It is anticipated that brokers or dealers participating in sales of the shares of Common Stock offered hereby will receive from the Selling Stockholders ordinary and customary brokerage commissions or negotiated discounts or commissions.


                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS


     The consolidated financial statements and schedules of the Company and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been so incorporated in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and Coopers & Lybrand, independent chartered accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.



     With respect to the unaudited interim financial information for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996, incorporated by reference herein, KPMG Peat Marwick LLP, independent certified public accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information, because those reports are not "reports" or "part" of a registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

          ------------------------------------------------------------
          ------------------------------------------------------------


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN AS CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             ---------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Available Information.......................    2
Incorporation of Certain Documents by
  Reference.................................    2
The Merger..................................    3
Risk Factors................................    3
The Offering................................    7
Use of Proceeds.............................    9
Plan of Distribution........................    9
Legal Matters...............................    9
Experts.....................................   10


          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
                                 258,538 SHARES


                              ARCADIAN CORPORATION


                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS


                               FEBRUARY 12, 1997

                             ---------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Following is a statement of all expenses in connection with the distribution of the Common Stock:


Commission filing fee.......................................  $ 1,867
Legal fees and expenses.....................................   10,000
Accounting fees and expenses................................    5,000
Printing costs..............................................       --
Transfer agent's fees and expenses..........................       --
Blue sky filing fees........................................       --
Printing and engraving expenses.............................       --
Miscellaneous...............................................    3,133
                                                              -------
          Total.............................................  $20,000
                                                              =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware General Corporation Law

     The Company is incorporated under the laws of the State of Delaware.
Section 102(b) of the Delaware General Corporation Law provides as follows:

          In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

             (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of [the Delaware General Corporation Law]; or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law provides as follows:

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

  Restated Certificate of Incorporation

     Article V of the Restated Certificate of Incorporation of the registrant provides as follows:

          The Company may indemnify its directors, officers, employees and agents, to the extent permitted by the General Corporation Law of the State of Delaware.

     Article VI of the Restated Certificate of Incorporation of the registrant provides as follows:

          A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

  Amended and Restated Bylaws

     Article VIII of the Amended and Restated Bylaws of the registrant provides as follows:

          The Company shall be authorized to indemnify any person entitled to indemnity under law, to the fullest extent permitted by law.

  Indemnity Agreements

     The registrant has entered into Indemnity Agreements with each of its directors and officers and certain other employees, providing for indemnification of such persons to the fullest extent allowed under Section 145 of the DGCL. The Company is required by the Indemnity Agreements and the Special Committee Indemnity Agreements to advance litigation and related expenses to the indemnified persons, subject to their undertaking to repay such amounts if it is ultimately determined that they are not entitled to be indemnified by the Company thereunder or otherwise.

  Delaware Revised Uniform Limited Partnership Act

     Section 108 of the Delaware Revised Uniform Limited Partnership Act provides as follows:

          Subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  Partnership Agreements of the Partnership, Arcadian Fertilizer, L.P., and Certain Other Operating Partnerships

     Section 6.7 of the Agreement of Limited Partnership of the Partnership ("Partnership Agreement") provides as follows:


          (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the [registrant, as the general partner of the Partnership ("General Partner")] . . . and any person who is or was an officer or director of the General Partner [(each an "Indemnitee")] shall be indemnified and held harmless by the Partnership to the extent deemed advisable by the General Partner to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner . . . or any of [its] [a]ffiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner . . . or any of [its] [a]ffiliates or
     (iii) a [p]erson serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful . . . . The termination of any action, suit or proceeding by judgment, order, settlement conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership.


          (b) To the fullest extent permitted by law, expenses (including without limitation, reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

          (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the [p]artners [of the Partnership], as a matter of law or otherwise, both as to actions in the Indemnitees' capacity as (i) the General Partner . . . or an [a]ffiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner . . . or an [a]ffiliate thereof or (iii) a person serving at the request of the Partnership in another entity in a similar capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and as to actions in any other capacity.

          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its [a]ffiliates for the cost of) insurance, on behalf of the General Partner and such other [p]ersons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such [p]erson in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such [p]erson against such liabilities under the provisions of this Agreement.

          (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

          (f) In no event may an Indemnitee subject the [l]imited [p]artners [of the Partnership] to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other [p]ersons.

          (i) No amendment, modification or repeal of this Section 6.7 or any other provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment modification or repeal, regardless of when such claims may arise or be asserted.

     Section 6.8 of the Partnership Agreement provides as follows:

          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the [l]imited [p]artners [of the Partnership] or any other [p]ersons who have acquired [limited partner] interests in the [Partnership], for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith . . .

          (c) Any amendment, modification or repeal of this Section 6.8 or any other provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the [l]imited [p]artners [of the Partnership] of the General Partner, its directors, officers and employees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     The Agreements of Limited Partnership of Arcadian Fertilizer, L.P., and certain other operating partnerships of the Company contain provisions substantially similar to Sections 6.7 and 6.8 of the Partnership Agreement.

  Insurance

     The Company maintains directors' and officers' liability insurance covering such persons in their official capacities with the Company and its subsidiaries.

ITEM 16. EXHIBITS

     The exhibits listed in the Exhibit Index below are filed as a part of the Registration Statement.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           5             -- Opinion of Bracewell & Patterson, L.L.P., as to the
                            legality of the Common Stock.
          15             -- Letter from KPMG Peat Marwick LLP to Arcadian Corporation with respect to interim financial information.
          23.1           -- Consent of KPMG Peat Marwick LLP.
          23.2           -- Consent of Coopers & Lybrand (previously traded as
                            Deloitte & Touche) -- Arcadian Trinidad Limited.
          23.3           -- Consent of Coopers & Lybrand (previously traded as
                            Deloitte & Touche) -- Arcadian Trinidad Ammonia Limited.
          23.4           -- Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
          24             -- Powers of attorney (included on the signature page of
                            this Registration Statement as originally filed)


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 11, 1997.


                                            ARCADIAN CORPORATION


                                            By:   /s/  J. D. CAMPBELL


                                            ------------------------------------
                                                       J. D. Campbell
                                               President and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on February 11, 1997.



                  /s/  WILLIAM A. MCMINN*                           /s/  WILLIAM P. COPENHAVER*
-----------------------------------------------------  -----------------------------------------------------
                  William A. McMinn                                    William P. Copenhaver
                Chairman of the Board                                        Director

                      /s/  J. D. CAMPBELL                             /s/  ALLAN R. DRAGONE*
-----------------------------------------------------  -----------------------------------------------------
                   J. D. Campbell                                        Allan R. Dragone
       Director, President and Chief Executive                               Director
        Officer (principal executive officer)

                      /s/  A. L. WILLIAMS                             /s/  HERBERT W. KIRBY*
-----------------------------------------------------  -----------------------------------------------------
                   A. L. Williams                                        Herbert W. Kirby
            Vice President -- Finance and                                    Director
  Chief Financial Officer (principal financial and
                 accounting officer)

                      /s/  JOHN R. BLOCK*                             /s/  JAMES A. SHIRLEY*
-----------------------------------------------------  -----------------------------------------------------
                    John R. Block                                        James A. Shirley
                      Director                                               Director

                     /s/  GORDON A. CAIN*                            /s/  CHESTER B. VANATTA*
-----------------------------------------------------  -----------------------------------------------------
                   Gordon A. Cain                                       Chester B. Vanatta
                      Director                                               Director



* Pursuant to a power of attorney executed by the named individuals and filed with the Commission, Peter H. Kesser has executed this Amendment No. 1 to Registration Statement on behalf of such individuals in the space provided below on February 11, 1997.



                            /s/  PETER H. KESSER


                       ----------------------------------

                                Peter H. Kesser


                                Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                  SEQUENTIALLY
      EXHIBIT                                                                       NUMBERED
      NUMBER                                DESCRIPTION                               PAGE
      -------                               -----------                           ------------
        5           -- Opinion of Bracewell & Patterson, L.L.P., as to the
                       legality of the Common Stock.
       15           -- Letter from KPMG Peat Marwick LLP to Arcadian Corporation with respect to interim financial information.
       23.1         -- Consent of KPMG Peat Marwick LLP.
       23.2         -- Consent of Coopers & Lybrand (previously traded as
                       Deloitte & Touche) -- Arcadian Trinidad Limited.
       23.3         -- Consent of Coopers & Lybrand (previously traded as
                       Deloitte & Touche) -- Arcadian Trinidad Ammonia Limited.
       23.4         -- Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
       24           -- Powers of attorney (included on the signature page of
                       this Registration Statement as originally filed).